Exhibit 5.1

Our ref ADN/779735-000001/78978980v3

Zenvia Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

17 June 2024

Zenvia Inc.

We have acted as counsel as to Cayman Islands law to Zenvia Inc. (the "Company") to provide this opinion letter in connection with the Company's registration statement on Form F-3, including the base prospectus therein and all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act"), (including its exhibits, the "Registration Statement") in connection with:

(A)	securities which may be offered and sold by the Company from time to time, in one or more offerings (together, the "Securities"). The Securities include:
(i)	Class A common shares of a par value of US$0.00005 each of the Company (the "Class A Common Shares");
(ii)	debt securities, which may be secured or unsecured, including senior debt securities, convertible debt securities and exchangeable debt securities of the Company (the "Debt Securities"), each series of Debt Securities to be issued under an indenture to be entered into by the Company (the "Indenture");
(iii)	warrants to purchase securities of the Company (the "Warrants") issuable pursuant to the terms of a warrant agreement to be entered by the Company (the "Warrant Agreement") and warrant certificate (the "Warrant Certificate" and, together with the Warrant Agreement, the "Warrant Documents");

(iv)	rights to purchase securities of the Company (the "Rights") issuable pursuant to the terms of a rights agreement to be entered by the Company (the "Rights Agreement") and rights certificate (the "Rights Certificate" and, together with the Rights Agreement, the "Rights Documents");
(v)	units which may be comprised of one or more of the other securities described above (the "Units") issuable pursuant to the terms of a unit agreement to be entered by the Company (the "Unit Agreement") and unit certificate (the "Unit Certificate" and, together with the Unit Agreement, the "Unit Documents", and together with the Indenture, Warrant Documents and Rights Documents, the "Documents").

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 3 November 2020 and the second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 30 November 2022 (the "Memorandum and Articles").
1.2	The written resolutions of the board of directors of the Company dated 17 June 2024 (together, the "Resolutions").
1.3	The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:
(a)	the Register of Directors; and
(b)	the Register of Mortgages and Charges.
1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.6	The Registration Statement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	The Documents will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.3	The choice of the Relevant Law as the governing law of the Documents will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5	All signatures, initials and seals are genuine.
2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.
2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.
2.8	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).
2.9	The Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Document.
2.10	The Documents will be duly executed and delivered by an authorised person of the parties thereto.
2.11	The Company will receive money or money's worth in consideration for the issue of the Class A Common Shares and none of the Class A Common Shares will be issued for less than their par value.
2.12	There will be sufficient Class A Common Shares authorised for issue under the Memorandum and Articles.
2.13	The issue of the Debt Securities issuable under the Indenture Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents and the Class A Common Shares will be of commercial benefit to the Company.
2.14	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

2.15	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Documents to which it will be, a party.
3.3	With respect to the Class A Common Shares, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Class A Common Shares has been recorded in the Company's register of members (shareholders); and (c) the subscription price of such Class A Common Shares and (being not less than the par value of the Class A Common Shares) has been fully paid in cash or other consideration approved by the board of directors of the Company, the Class A Common Shares will be duly authorised, validly issued, fully paid and non-assessable.
3.4	With respect to the Debt Securities, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (b) an Indenture relating to the Debt Securities shall have been duly authorised and validly executed and delivered by the Company; and (c) such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner ser forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.
3.5	With respect to the Warrants, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (c) the Warrant Certificates have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.
3.6	With respect to the Rights, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as rights agent thereunder; and (c) the Rights Certificates have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Rights will be duly authorised, legal and binding obligations of the Company.

3.7	With respect to the Units, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (c) the Units Certificates have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.
4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents or the relevant Securities issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;
(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;
(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;
(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;
(j)	any provision in a Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Document (a "third party") is unenforceable against that third party. Any provision in a Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised));
(k)	any provision of a Document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;
(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;
(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and
(n)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.
4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents or the relevant Securities issuable thereunder.
4.4	We have not reviewed the Documents or the Securities to be issued thereunder to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Documents or the Securities to be issued thereunder or the transaction of which such provisions form a part, notwithstanding any express provisions in the Documents in this regard.
4.6	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.7	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.
4.8	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Enforceability of Civil Liabilities" and "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

We express no view as to the commercial terms of the Documents, the relevant Securities issuable thereunder or the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the Documents or the ancillary documents relating to the Documents or the relevant Securities issuable thereunder and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Securities pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

Zenvia Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

To:	Maples and Calder (Cayman) LLP PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

17 June 2024

Zenvia Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.
2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.
3	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
4	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.00005 each which, at the date the Memorandum and Articles became effective, comprise (i) 500,000,000 Class A Common Shares; and (ii) 250,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the board of directors of the Company may determine from time to time in accordance with Article 4 of the Articles of Association of the Company.
5	The issued share capital of the Company is 27,080,080 Class A Common Shares of a par value of US$0.00005 each and 23,664,925 Class B Common Shares of a par value of US$0.00005 each, which have been issued as fully paid and non-assessable.
6	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
7	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Cassio Bobsin Machado, Eduardo Aspesi, Jorge Steffens, Ana Dolores Moura Carneiro de Novaes, Piero Lara Rosatelli and Paulo Sergio Caputo.

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
9	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.
10	Each director of the Company considers the entry by the Company into the Registration Statement (including the transactions contemplated thereunder) to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
12	The Company has received or will receive money or money's worth in consideration for the issue of the Class A Common Shares upon exercise of any of the Securities and none of the Class A Common Shares were or will be issued for less than par value.
13	The Company is not subject to the requirements of Part XVIIA of the Companies Act.
14	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.
15	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
16	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Common Shares.
17	The Class A Common Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).
18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
19	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Cassio Bobsin Machado
Name:	Cassio Bobsin Machado
Title:	Director